================================================================================
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

[X]       Filed by the Registrant

[ ]       Filed by a Party other than the Registrant

Check the appropriate box:

[ ]       Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14-a-6(e)(2))

[X]       Definitive Proxy Statement

[ ]       Definitive Additional Materials

[ ]       Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               KASPER A.S.L., LTD.

                (Name of Registrant as Specified in Its Charter)




    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

[X]       No fee required.

[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

       1)    Title of each class of securities to which transaction applies:

       2)    Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

       4)    Proposed maximum aggregate value of transactions:  $

       5)    Total fee paid:  $

[ ]       Fee paid previously with preliminary materials.

[ ]       Checkbox if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount Previously Paid:  $

       2)    Form, Schedule or Registration Statement No.:

       3)    Filing Party:

       4)    Date Filed:


================================================================================
NY2:\903199\08\55745.0003

                               KASPER A.S.L., LTD.
                                  77 METRO WAY
                           SECAUCUS, NEW JERSEY 07094

                        ---------------------------------

                           NOTICE OF ANNUAL MEETING OF
                           STOCKHOLDERS TO BE HELD ON
                                  JUNE 21, 2000

                        ---------------------------------


                                                                    May 19, 2000

To Our Stockholders:

           You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Meeting") of Kasper A.S.L., Ltd., a Delaware corporation (the "Company"), to be held on June 21, 2000, at 10:00 a.m., Eastern time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. The following matters are to be presented for consideration at the
Meeting:

(1) the election of seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify;

(2) a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 30, 2000; and

(3) the transaction of such other business as may properly come before the Meeting and any adjournments or postponements thereof.

           The close of business on May 17, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. A list of such stockholders of the Company as of the close of business on May 17, 2000 will be open to the examination of any stockholder for any purpose germane to the meeting during normal business hours for a period of at least 10 days prior to the Meeting at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.


                                            By Order of the Board of Directors,
                                            Lester E. Schreiber
                                            Secretary


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                               KASPER A.S.L., LTD.
                                  77 METRO WAY
                           SECAUCUS, NEW JERSEY 07094

                        ---------------------------------

                                 PROXY STATEMENT

                        ---------------------------------

                              FOR ANNUAL MEETING OF
                             STOCKHOLDERS TO BE HELD
                                  JUNE 21, 2000


                                                                    May 19, 2000

           This Proxy Statement is furnished to holders (the "Stockholders") of common stock, par value $0.01 per share (the "Common Stock"), of Kasper A.S.L., Ltd., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on June 21, 2000, at 10:00 a.m., Eastern time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 and at any adjournments or postponements thereof. The following matters are to be presented for consideration at the Meeting:

(1) the election of seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify;

(2) a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 30, 2000; and

(3) the transaction of such other business as may properly come before the Meeting and any adjournments or postponements thereof.

           The Board of Directors of the Company has fixed the close of business on May 17, 2000 as the record date (the "Record Date") for the determination of the holders of the Company's Common Stock entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Each Stockholder will be entitled to one vote per share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing. At the close of business on the Record Date, there were 6,800,000 shares of Common Stock issued, outstanding and entitled to vote. The Company's mailing address is, and its principal executive offices are, 77 Metro Way, Secaucus, NJ 07094.

           This Proxy Statement and the accompanying form of proxy are first being sent to Stockholders on or about May 19, 2000.

                                  VOTING RIGHTS

QUORUM

           A majority of the total of the outstanding shares of Common Stock, represented in person or by proxy at the Meeting, is required to constitute a quorum for the transaction of business at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting when determining the presence of a quorum.

REQUIRED VOTES

(1) Election of Directors. The affirmative vote of a plurality of votes cast at the Meeting by the holders of Common Stock will be required for the election of directors.

(2) Ratification of Independent Auditors. The affirmative vote of a majority of votes cast at the Meeting by the holders of Common Stock will be required for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 30, 2000.

VOTING AND REVOCATION OF PROXIES

           Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. Proxies received for which instructions are not given will be voted FOR the election of each nominee for director named herein and FOR the ratification of the appointment of the independent auditors. Proxies will be voted in the discretion of those named in the proxy with respect to any other matters as may come before the Meeting, including matters or motions dealing with the conduct of the Meeting. The Board of Directors is not aware of any matters which are intended to be presented for action at the Meeting other than as set forth in the Notice of the 2000 Annual Meeting.

           Abstentions and broker non-votes are not counted in determining the votes cast in connection with any of the matters presented for consideration at the Meeting. Accordingly, abstentions and broker non-votes will have the practical effect of reducing the number of votes "for" needed to approve the election of each nominee for director named herein and the ratification of the appointment of the independent auditors.

           The 177,268 shares of Common Stock issued in the name of the Plan Administrator of the reorganization of The Leslie Fay Companies, Inc., of which the Company had been a division ("Leslie Fay"), who holds such shares for the benefit of the creditors of the Company pending the resolution of certain creditor claims, will be voted in respect of each proposal submitted at the Meeting in the same proportion as all other shares voted at the Meeting.

           Any proxy signed and returned by a Stockholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

                        PROPOSAL 1. ELECTION OF DIRECTORS

           The Company's Amended and Restated By-laws provide that the number of members of the Board of Directors shall be fixed from time to time pursuant to a resolution adopted by the agreement of the whole Board of Directors but shall not be less than seven. The Board of Directors presently consists of seven members.

           Unless authority to do so is withheld, proxies will be voted at the Meeting FOR the election of each of the nominees named below to serve as a Director of the Company until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. If any of the nominees should become unavailable or unable to serve for any reason, the persons named in the form of proxy will vote for such substitute nominees as the Board of Directors of the Company may propose. The Company does not expect that any of the nominees will be unavailable or unable to serve as a Director.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFY.

INFORMATION ABOUT NOMINEES

           The following table sets forth certain information concerning the nominees for Director of the Company (as of May 17, 2000):

Name                    Age  Position
----                    ---  --------

Arthur S. Levine        59   Chairman of the Board and Chief Executive Officer
H. Sean Mathis          53   Director
Salvatore M. Salibello  54   Director
Lester E. Schreiber     51   Chief Operating Officer and Director
Denis J. Taura          60   Director
Olivier Trouveroy       45   Director
Martin Bloom            67   Director Nominee

BACKGROUND OF DIRECTORS AND NOMINEES

           Arthur S. Levine has served as the Chairman of the Board and Chief Executive Officer of the Company since its separation from Leslie Fay in June 1997. Prior thereto and since 1975, he was Chief Executive Officer of Sassco Fashions, Ltd. ("Sassco"), the Company's predecessor, which was sold to Leslie Fay in May 1980.

           H. Sean Mathis has served as a Director of the Company since March 2000. He is the President of Litchfield Asset Holdings, Inc., an investment advisory company he founded in 1983. He served as Chairman of the Board of Allis Chalmers, Inc., an industrial manufacturer, from 1996 to 1999, and as Chairman of Universal Gym Equipment, Inc., a private exercise equipment manufacturer, from 1996 to 1997. In 1997, Universal Gym Equipment, Inc. filed for protection under the United States federal bankruptcy laws. Mr. Mathis served as a Director of Allied Digital Technologies, Corp. from 1993 to 1998; as President of its predecessor, RCL Acquisition Corp., from 1991 to 1993; and as President and a Director of RCL Capital Corp. from 1993 until it was merged into DISC Graphics, Inc. in November 1995. He currently serves as a Director of Thousand Trails, Inc., an operator of recreational parks, and ARCH Communications Group, Inc., a communications company.

           Salvatore M. Salibello has served as a Director of the Company since July 1998. Mr. Salibello is a certified public accountant and founded Salibello & Broder, an accounting/consulting firm, in 1978 and currently serves as its Managing Partner.

           Lester E. Schreiber has served as Chief Operating Officer since May 1996 and as a Director of the Company since its separation from Leslie Fay in June 1997. Prior to becoming Chief Operating Officer of the Company, Mr. Schreiber served as Vice President of Operations from January 1989 to April 1996.

           Denis J. Taura has served as a Director of the Company since July 1998. He is a certified public accountant and a partner in Taura Flynn & Associates, a firm specializing in reorganization and management consulting, which he founded in April 1998. From September 1991 to March 1998, he served as Chairman of D. Taura & Associates, a consulting firm. Mr. Taura is also the Chairman and Chief Executive Officer of Darling International, Inc.

           Olivier Trouveroy has served as a Director of the Company since its separation from Leslie Fay in June 1997. He has served as a Managing Partner of ING Equity Partners, L.P. I., a private equity partnership, since July 1994. ING Equity Partners, L.P. I beneficially owns 9.4% of the Common Stock of the Company. Mr. Trouveroy also serves as a Director of Cost Plus, Inc.

           Martin Bloom is the Chairman of MBI International, Inc., an international consulting firm, and the Chairman of Geomar Philms, Inc., a producer of educational films. Prior thereto Mr. Bloom held various positions with The May Department Stores Company, ultimately serving from 1985 to July 1996 as President and Chief Executive Officer of the international division.

MEETINGS OF THE BOARD OF DIRECTORS

           During the fiscal year ended January 1, 2000, the Board of Directors held 12 meetings. Each Director attended at least 75% of the meetings of the Board of Directors held during the period he served as a Director with the exception of Mr. Taura, who attended 8 meetings.

COMMITTEES

           On June 10, 1997, the Board of Directors established an Audit Committee, Compensation Committee and Finance Committee.

           The Audit Committee is currently composed of Messrs. Mathis, Nightingale and Salibello. The function of the Audit Committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal accounting methods and procedures and to determine, through discussions with the independent auditors, whether any restrictions or limitations have been placed upon them in connection with the scope of their audit or its implementation and to address such other issues as may be appropriate. The Audit Committee met 5 times in 1999, with each member attending at least 75% of the meetings held during the period he served on the Committee.

           The Compensation Committee is currently composed of Messrs. Mathis, Salibello, Taura and Trouveroy. The function of the Compensation Committee is to review and recommend to the Board of Directors policies, practices and procedures relating to compensation of key employees and to administer employee benefit plans. The Compensation Committee met 3 times in 1999, with each member attending at least 75% of the meetings held during the period he served on the Committee.

           The Finance Committee is currently composed of Messrs. Nightingale, Salibello, Taura and Trouveroy. The function of the Finance Committee is to evaluate and review on a continuing basis specific financing programs and requirements to meet the near and long-term needs of the Company, advise management of the Company's business plans and budgets, review the organization and functions of the Company's finance department and participate in the development and implementation of the investment and the investor programs. In 1999 these issues were addressed by the Board of Directors as a whole.

COMPENSATION OF DIRECTORS

           Each Director who is not an employee of the Company is paid for service on the Board of Directors at the rate of $40,000 per annum. With the exception of Mr. Mathis, who was elected to the Board of Directors on March 14, 2000, each current non-employee Director also received an option at the time of their election to the Board of Directors to purchase 20,000 shares of Common Stock ("Director Options"). Such options vest ratably over the first three anniversaries of the date of the grant; are exercisable at a price of $14.00 per share of Common Stock; and vest immediately at the time a Director ceases to be a Director of the Company. The Company also reimburses each Director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as Directors.

PRESENT BENEFICIAL OWNERSHIP OF COMMON STOCK

           The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 17, 2000 for (i) each person known by the Company to own beneficially more than five percent of Common Stock,
(ii) each of the Company's Directors and the Director Nominee, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation" and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the business address of each person listed is c/o Kasper A.S.L., Ltd., 77 Metro Way, Secaucus, New Jersey 07094.

                                           NUMBER OF SHARES       PERCENTAGE
NAME AND ADDRESS OF                          BENEFICIALLY        OWNERSHIP OF
BENEFICIAL OWNER                                OWNED            COMMON STOCK
----------------                                -----            ------------
Arthur S. Levine........................       202,740 (1)           3.0%
William J. Nightingale..................        13,534 (2)            *
H. Sean Mathis..........................            --                --
Salvatore M. Salibello..................         6,767 (3)            *
Lester E. Schreiber.....................           400 (4)            *
Denis J. Taura..........................         6,667 (3)            *
Olivier Trouveroy.......................       639,535 (5)           9.4%
Martin Bloom............................        10,000                *
Gregg I. Marks..........................        37,200 (6)            *
Mary Ann Domuracki......................            --                --
Barbara Bennett.........................            --                --
Whippoorwill Associates, Inc............     1,279,091 (7)          18.8%
11 Martine Avenue
White Plains, NY  10606
Bay Harbor Management, L.C. ............       975,771 (8)          14.4%
777 South Harbour Island Boulevard
Ste. 270
Tampa, FL  33602
Blue Ridge L.P..........................       730,000 (9)          10.7%
660 Madison Avenue
New York, NY  10021

                                           NUMBER OF SHARES       PERCENTAGE
NAME AND ADDRESS OF                          BENEFICIALLY        OWNERSHIP OF
BENEFICIAL OWNER                                OWNED            COMMON STOCK
----------------                                -----            ------------
ING Equity Partners, L.P. I.............       639,535 (5)           9.4%
520 Madison Avenue
New York, NY  10022
Harvard Management Company..............       357,304  (10)         5.3%
660 Atlantic Avenue
Boston, MA  02210
Directors and executive officers as a group    906,843 (11)         13.3%
(12 persons)............................


----------
*Less than one percent.

(1) Does not include approximately 709 shares of Common Stock which may be distributed to Mr. Levine on an "if and when issued" basis from shares of Common Stock held for the benefit of creditors (the "Holdback") of the Company pending the resolution of certain creditor claims.

(2) Includes 13,334 shares of Common Stock issuable upon exercise of currently exercisable Director Options. Mr. Nightingale disclaims beneficial ownership of 100 shares of Common Stock held by his spouse.

(3) Includes 6,667 shares of Common Stock issuable upon exercise of currently exercisable Director Options.

(4) Mr. Schreiber disclaims beneficial ownership of 100 shares of Common Stock held by his spouse and 100 shares of Common Stock held by each of his two children.

(5) Includes 13,334 shares of Common Stock issuable upon exercise of currently exercisable Director Options which were issued to ING Equity Partners, L.P. I pursuant to Mr. Trouveroy's status as a non-employee Director of the Company, a position for which he was designated by ING Equity Partners, L.P. I. Mr. Trouveroy is a Managing Partner of ING Equity Partners, L.P. I. He disclaims beneficial ownership of all shares of Common Stock listed. Notwithstanding his disclaimer, Mr. Trouveroy may be deemed to be a beneficial owner to the extent of his pecuniary interests in the partnership. Does not include approximately 17,195 shares of Common Stock which may be distributed to ING Equity Partners, L.P. I on an "if and when issued" basis pursuant to the Holdback. Mr. Trouveroy's business address is c/o ING Equity Partners, L.P. I, 520 Madison Avenue (33rd Floor), New York, New York 10022.

(6) Mr. Marks disclaims beneficial ownership of 100 shares of Common Stock held by each of his two daughters.

(7) Based on information contained in a Form 4 filed with the Securities and Exchange Commission (the "SEC") on December 8, 1999. These shares of Common Stock are owned by various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager.

(8) Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2000. These shares of Common Stock are also indirectly owned by Tower Investment Group, Inc., the majority stockholder of Bay Harbor Management, L.C., Steven A. Van Dyke, a stockholder and President of Tower Investment Group, Inc., and Douglas P. Teitelbaum, a stockholder of Tower Investment Group, Inc., each of whom may also be deemed to be a beneficial owner of such shares of Common Stock.

(9) Based on information contained in a Form 5 filed with the SEC on February 15, 2000. These shares of Common Stock are also indirectly owned by JAG Holdings, LLC, the General Partner of Blue Ridge L.P., and John A. Griffin, the Managing Member of JAG Holdings LLC, each of whom may also be deemed to be a beneficial owner of such shares of Common Stock.

(10) Based on information contained in a Schedule 13G filed with the SEC on February 11, 2000.

(11) Includes 40,002 shares of Common Stock issuable upon exercise of currently exercisable Director Options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's Directors and officers, and any persons who beneficially own more than ten percent of the Company's Common Stock (collectively, the "Insiders"), to file forms reporting ownership and changes in their ownership with the SEC and the Nasdaq National Market. Insiders are also required by SEC regulations to furnish the Company with copies of all such
Section 16(a) forms they file.

           Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal year 1999, with the exception of Mr. Levine, who filed a late Form 4 and Isaac Franco, Wendy R.Chivian and Merle Sloss, each of whom filed a late Form 3.

NON-DIRECTOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

           The following table sets forth certain information with respect to the executive officers and key employees of the Company (as of May 17, 2000):

Name                Age    Position
----                ---    --------
Gregg I. Marks      47     President
Mary Ann Domuracki  45     Executive Vice President--Finance and Administration
Beverly I. Katz     57     Senior Vice President, General Counsel and Assistant
                           Secretary
Barbara Bennett     48     Senior Vice President--Design
Gwen J. Gepfert     43     Chief Financial Officer
Peter Eng           45     Vice President--Piece Goods
Peter Lee           52     Managing Director--Asia Expert, Ltd.
Isaac Franco        35     Co-Creative Director and Senior Vice President of
                           Design for the
                           Company's Anne Klein division
Kenneth Kaufman     36     Co-Creative Director and Senior Vice President of
                           Design for the
                           Company's Anne Klein division
Wendy R. Chivian    39     President--Anne Klein Apparel
Merle Sloss         52     President--Anne Klein Licensing

           Gregg I. Marks has served as President of the Company since its separation from Leslie Fay in June 1997, and had been the President of Sassco, the Company's predecessor, since January 1989, having served in a number of other positions in Sassco since August 1983.

           Mary Ann Domuracki has served as Executive Vice President--Finance and Administration since January 1999. Prior to joining the Company, Ms. Domuracki worked as a consultant with the financial advisory firm of Conway Del Genio Gries & Co., LLC from April 1998 to December 1998. From June 1987 to March 1998, Ms. Domuracki held several executive positions at Danskin, Inc., ultimately serving as Chief Executive Officer and President from April 1996 to March 1998. Ms. Domuracki is a certified public accountant.

           Beverly I. Katz has served as Senior Vice President, General Counsel and Assistant Secretary since February 2000. From 1987 to September 1999, Ms. Katz was the General Counsel of Takihyo Inc., the parent company of Anne Klein Company LLC, and Senior Vice President, General Counsel and Secretary from November 1988.

           Barbara Bennett has served as Senior Vice President--Design of the Company since its separation from Leslie Fay in June 1997, and had managed Sassco's design division since October 1980.

           Gwen J. Gepfert has served as Chief Financial Officer since March 2000. Prior to joining the Company, Ms. Gepfert served as Chief Financial Officer of Ariat International, Inc., a manufacturer and wholesaler of athletic footwear from June 1995 to September 1999. She served as a strategy consultant for Ariat International, Inc. from September 1999 to February 2000. From 1988 to 1995, Ms. Gepfert served in several executive positions at Esprit de Corp., ultimately serving as Vice President of Finance. Ms. Gepfert is a certified public accountant.

KEY EMPLOYEES

           The following key employees of the Company make significant contributions to the operations of the Company:

           Peter Eng has served as Vice President--Piece Goods since the Company separated from Leslie Fay in June 1997, and had managed Sassco's piece goods division since November 1982. Mr. Eng is responsible for the development of new fabrics as well as variations of current fabrics.

           Peter Lee has served as Managing Director--Asia Expert, Ltd. since joining the Company in January 1997. Mr. Lee is responsible for management of the Company's Hong Kong buying office. Prior to joining the Company, Mr. Lee served for 25 years as Vice President in charge of administration and production in Taiwan and the Philippines for Carnival Textiles, a publicly-traded Taiwanese company and one of the Company's largest suppliers.

           Kenneth Kaufman has served as Co-Creative Director and Senior Vice President of Design for the Company's Anne Klein division since it was acquired by the Company in July 1999. Previously, he was Co-Creative Director and Vice President of Design for Anne Klein Company LLC since January 1997. Prior to joining Anne Klein Company LLC, he was a designer for Emanuel/Emanuel Ungaro.

           Isaac Franco has served as Co-Creative Director and Senior Vice President of Design for the Company's Anne Klein division since it was acquired by the Company in July 1999. Previously, he was Co-Creative Director and Vice President of Design for Anne Klein Company LLC since January 1997. Prior to joining Anne Klein Company LLC, he was a designer for Emanuel/Emanuel Ungaro.

           Wendy R. Chivian has been President--Anne Klein Apparel since August 1999. Prior to August 1999, Ms. Chivian was president of DKNY Kids from 1997 to 1999. From 1991 to 1997, she was with Anne Klein & Company, the predecessor to Anne Klein Company LLC, where she held various senior level positions and most recently served as Senior Vice President of Sales.

           Merle Sloss has been President--Anne Klein Licensing since December 1999, a position she also held from 1995 to 1996. Prior to rejoining the Company, Ms. Sloss served as president of Ralph Lauren Footwear, a division of Rockport, from 1996 to 1999.

EXECUTIVE COMPENSATION

           The following table sets forth a summary of all compensation awarded or paid to or earned by the Chief Executive Officer and the other four most highly compensated executive officers of the Company in the last fiscal year (the "Named Executive Officers") for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended January 1, 2000, January 2, 1999 and January 3, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                                ------
                                             ANNUAL COMPENSATION              SECURITIES
                                             -------------------              UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY        BONUS           OPTIONS          COMPENSATION
---------------------------            ----      ------        -----           -------          ------------
Arthur S. Levine...................    1999    $ 2,000,000  $      --(1)               --       $     19,868(2)
  Chairman of the Board and            1998      2,000,000         --(1)               --             20,540(3)
  Chief Executive Officer              1997      1,200,000         --           1,240,252(9)       1,507,635(4)
Gregg I. Marks.....................    1999    $   800,000  $ 200,000                           $     15,924(5)
  President                            1998        830,769    115,000                  --             16,218(5)
                                       1997        500,000    370,000             171,068(9)          16,824(5)
Lester E. Schreiber................    1999    $   269,616  $  85,000                  --       $     16,841(6)
  Chief Operating Officer              1998        258,173     50,000                  --             17,052(6)
                                       1997        162,580     62,500              85,536(9)          16,382(6)
Mary Ann Domuracki.................    1999    $   259,135  $      --                  --       $      1,522(7)
  Executive Vice President--           1998             --         --                  --                 --
  Finance and Administration           1997             --         --                  --                 --
Barbara Bennett....................    1999    $   600,000  $ 150,000                  --       $      1,135(8)
  Senior Vice President--Design        1998        623,077     50,000                  --              1,591(8)
                                       1997        600,000     50,000             171,068(9)           3,566(8)

--------------

(1) Mr. Levine's employment agreement with the Company provides for a bonus commencing in fiscal year 1998 in an amount between $500,000 and $1.5 million based upon the fulfillment of certain EBITDA hurdles for fiscal years 1998, 1999 and thereafter. Such hurdles were not met in either fiscal year 1998 or 1999.

(2) Includes $2,478 in Group Term Life Insurance and $17,390 in automobile allowance.

(3) Includes $3,150 in Group Term Life Insurance and $17,390 in automobile allowance.

(4) Includes $2,325 in Group Term Life Insurance, $17,390 in automobile allowance and $1,487,920 in consulting fees which Mr. Levine received in fiscal year 1997 as principal of two consulting firms prior to June 4, 1997, at which time Mr. Levine became Chairman of the Board and Chief Executive Officer of the Company.

(5) Includes $924, $1,218 and $1,824 in Group Term Life Insurance and $15,000, $15,000 and $15,000 in automobile allowance for fiscal years 1999, 1998 and 1997, respectively.

(6) Includes $941, $1,152, and $482 in Group Term Life Insurance and $15,900, $15,900 and $15,900 in automobile allowance for fiscal years 1999, 1998 and 1997, respectively.

(7) Represents $464 in Group Term Life insurance and a clothing allowance of $1,058.

(8) Represents $924, $1,218 and $1,566 in Group Term Life Insurance and a clothing allowance of $211, $373 and $2,000 for fiscal years 1999, 1998 and 1997, respectively.

(9) Cancelled on November 10, 1999 pursuant to an agreement between the Company and the optionholders.

EMPLOYMENT AGREEMENTS

           The Company has entered into a five-year employment agreement with Mr. Levine, dated June 4, 1997, which provides for his employment as Chief Executive Officer and Chairman of the Board of the Company. The agreement provides for an annual base compensation of $2 million and a bonus commencing in fiscal year 1998 in an amount between $500,000 and $1.5 million based upon the fulfillment of certain EBITDA hurdles for fiscal years 1998, 1999 and thereafter. Mr. Levine is entitled to participate in standard benefit plans, such as the Company's option plans and medical plans. The Company does not maintain a key person life insurance policy on the life of Mr. Levine.

           The employment agreement requires Mr. Levine to provide at least 30 days' notice of intent to terminate the agreement. In addition, the employment agreement provides that following termination, other than termination by Mr. Levine for "good reason" (as defined in the agreement) or by the Company without "cause" (as defined in the agreement), Mr. Levine shall not participate or engage in, either directly or indirectly, any business activity that is directly competitive with the Company for the balance of the original term of the employment agreement.

           The agreement provides that, upon termination for cause (as defined in the agreement), Mr. Levine will be entitled to receive accrued but unpaid salary and benefit payments and expense reimbursements; provided, however, that if Mr. Levine's termination for cause arises out of his material insubordination (as defined in the agreement), he shall also be entitled to any bonus he would have received if he had not been terminated. The agreement also provides that if Mr. Levine terminates his employment for good reason (as defined in the agreement) or the Company terminates his employment without cause, Mr. Levine will be entitled to receive a severance payment in one lump sum equal to his base salary for the remainder of his term of employment, plus any benefits to which he is entitled, and expense reimbursements; provided, however, that if Mr. Levine terminates his employment for good reason following a change in control (as defined in the agreement), his lump sum payment of base salary shall be reduced by 43%.

1999 SHARE INCENTIVE PLAN AND 1997 MANAGEMENT STOCK OPTION PLAN

           On March 14, 2000, the Company's shareholders approved the Kasper A.S.L., Ltd. 1999 Share Incentive Plan (the "1999 Plan"). Pursuant to the terms of the 1999 Plan, the 1999 Plan became effective as of July 28, 1999, the date on which the 1999 Plan was approved by the Compensation Committee. The 1999 Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as non-employee Directors, officers and key employees of, and consultants to, the Company and its subsidiaries and affiliates.

           Participants in the 1999 Plan will consist of such Directors, officers and key employees of, and such consultants to, the Company and its subsidiaries and affiliates as the Compensation Committee in its sole discretion determines to be responsible for the success and future growth and profitability of the Company and whom the Compensation Committee may designate from time to time to receive benefits under the 1999 Plan. All of the Company's non-employee Directors will be eligible to participate in the 1999 Plan. Currently, there are five non-employee Directors. The number of officers and key employees who are eligible to participate in the 1999 Plan is estimated to be 100. An estimate of the number of consultants who are eligible to participate in the 1999 Plan has not been made.

           The 1999 Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards;
(4) performance awards; and (5) stock units.

           The maximum number of shares of Common Stock that may be granted under the 1999 Plan is 2,500,000 and the maximum number of shares that may be granted to an individual participant shall not exceed 1,500,000. The unanimous consent of the Compensation Committee is required for the grant of options to any recipient if, upon that grant, the aggregate number of shares underlying options held by that recipient would be equal to or greater than 20,000. As of May 17, 2000, no shares had been granted under the 1999 Plan.

           The 1999 Plan is scheduled to terminate on July 28, 2009.

           No options ("Management Options") were issued pursuant to the Company's 1997 Management Stock Option Plan (the "1997 Plan") during 1999. On November 10, 1999, all outstanding Management Options, with the exception of those Management Options held by Peter Huang, were cancelled pursuant to an agreement between the Company and the optionholders. These 1,710,692 Management Options were held by Messrs. Levine, Marks, Schreiber and Eng and Ms. Bennett. Mr. Huang passed away on October 31, 1999. Pursuant to the terms of the 1997 Plan, all 42,767 Management Options held by him vested at such time and Mr. Huang's executor has two years from the date of his death to exercise his options. The Board of Directors does not currently intend to issue any additional options pursuant to the 1997 Plan.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

           On June 10, 1997, the Board of Directors approved the grant of stock options to purchase 20,000 shares of Common Stock to each of its five non-employee Directors. Each such Director Option has an exercise price of $14.00 per share; vests ratably over the first three anniversaries following the date of the grant; and vests immediately at the time a Director ceases to be a Director of the Company. Director Options will expire on the fifth anniversary of the date of the grant. Director Options are not transferable by the optionee other than by will or the laws of descent and distribution, and each Director Option is exercisable during the lifetime of the optionee only by such optionee. At the date of issue, the closing price per share was $15.50.

           On July 30, 1998, the Board of Directors approved the grant of stock options to purchase 20,000 shares of Common Stock to Salvatore M. Salibello and Denis J. Taura, its two newly elected Directors, under the same terms as the Director Options granted on June 10, 1997. In addition, the Director Options granted to Clifford B. Cohn and Robert L. Sind, the two outgoing Directors, became fully vested as of that date. The closing price per share on July 30, 1998 was $13.00.

           The 6,766 Director Options of Larry G. Schafran vested upon the election of his successor on March 14, 2000, at the Re-Adjournment of 1999 Annual Meeting of Shareholders. The closing price per share on March 14, 2000 was $2.06.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           The Compensation Committee currently consists of Messrs. Mathis, Salibello, Taura and Trouveroy. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

           The Compensation Committee's responsibility is to review and recommend to the Board of Directors policies, practices and procedures relating to compensation of key employees and to administer employee benefit plans. The Compensation Committee is presently composed of Messrs. Mathis, Salibello, Taura and Trouveroy.

           The Company's compensation policies are designed to enable the Company to attract, motivate and retain senior management by providing competitive compensation opportunities based both on individual performance and the financial performance of the Company. Accordingly, benefits are provided through stock option incentives and bonuses which are generally consistent with the goal of coordinating rewards to management with a maximization of stockholder return. In reviewing Company performance, consideration is given to the Company's earnings. Also taken into account are external economic factors that affect results of operations. An attempt is also made to maintain compensation within the range of that afforded like executive officers of companies whose size and business is comparable to that of the Company.

           Chief Executive Officer Compensation. Mr. Levine's salary equalled $2,000,000 for each of the fiscal years 1998 and 1999. In addition, Mr. Levine's employment agreement with the Company provides for a bonus commencing in fiscal year 1998 in an amount between $500,000 and $1.5 million based upon the fulfillment of certain EBITDA hurdles for fiscal years 1998, 1999 and thereafter. Such hurdles were not met in either fiscal year 1998 or 1999. The terms of Mr. Levine's compensation arose out of the separation of the Company from Leslie Fay in 1997.

           The foregoing report is approved by all members of the Compensation Committee.


                                                     Respectfully submitted,

                                                     Compensation Committee


                                                     --------------------------
                                                     H. Sean Mathis
                                                     Salvatore M. Salibello
                                                     Denis J. Taura
                                                     Olivier Trouveroy


CERTAIN TRANSACTIONS

           The Director Options granted to Larry G. Schafran, the outgoing Director, became fully vested as of March 14, 2000, the date of the election of Mr. Mathis to the Board of Directors. The closing price per share on March 14, 2000 was $2.06.

PERFORMANCE GRAPH

           The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index1 and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment in the Company's Common Stock and each index of $100 on June 10, 1997 (the first date on which a stock quote was available in the over-the-counter market for the Company's Common Stock). On August 7, 1998, the Company's Common Stock was listed and began trading on the Nasdaq National Market. The publicly traded companies included in the peer group are: Liz Claiborne, Inc., Russell Corporation and V. F. Corporation.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                           AMONG KASPER A.S.L., LTD.,
                  NASDAQ MARKET INDEX AND S&P PEER GROUP INDEX


COMPANY/INDEX/MARKET     6/10/1997   1/02/1998   12/31/1998   01/01/2000

Kasper A.S.L. Ltd          100.00      77.42       32.26        14.13

Textiles Apparel           100.00      98.68       85.40        63.74

NASDAQ Market Index        100.00     112.57      158.77       280.02


                     ASSUMES $100 INVESTED ON JUNE 10, 1997
                          ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDING JANUARY 1, 2000



--------
1 The Nasdaq Market Index is calculated using all companies which trade on the NASD National Market System or on the NASD supplemental listing. It includes both domestic and foreign companies. The index is weighted by the then current shares outstanding and assumes dividends reinvested. The return is calculated on a monthly basis.

                   PROPOSAL 2. RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

           The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 30, 2000, subject to ratification of this appointment by the Stockholders of the Company. Arthur Andersen LLP currently serves as the Company's independent auditors, and are considered by management of the Company to be well qualified. The Company has been advised by Arthur Andersen LLP that neither it nor any member thereof has any direct or material indirect financial interest in the Company.

           One or more representatives of Arthur Andersen LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

           Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Meeting. If the Stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

           All shares of Common Stock which are entitled to vote and are represented at the Meeting by properly executed proxies prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 30, 2000.

           THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 30, 2000.

                                  MISCELLANEOUS

PROXY PROCEDURES AND EXPENSES OF SOLICITATION

           The Company will hold the votes of all Stockholders in confidence from the Company, its Directors, officers and employees, except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation;
(iii) if a Stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the inspectors of election or transfer agent of the Company to certify the results of the vote.

           The cost of preparing, assembling and mailing the proxy materials is to be borne by the Company. The Company will also reimburse brokers, fiduciaries and custodians for their expenses in forwarding proxies and proxy soliciting materials to the beneficial owners of Common Stock held in their names. The Company has retained Innisfree M&A Incorporated to assist the Company in connection with the solicitation of proxies at a cost of approximately $7,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited without extra compensation by Directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview.

STOCKHOLDER PROPOSALS

           Proposals of Stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at 77 Metro Way, Secaucus, New Jersey 07094, Attention: Secretary on or before February 1, 2001, to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

           According to the Company's Amended and Restated By-laws, for nominations or other business to be properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing (in the form specified in the Amended and Restated By-laws) to the Secretary of the Company, and such other business must otherwise be a proper matter for Stockholder action. To be timely, a Stockholder's notice must be delivered to the Secretary at the principal executive offices of the Company not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of an annual meeting is advanced by more than thirty days or delayed by more than seventy days from the first anniversary date of the previous year's annual meeting, notice by the Stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

ADDITIONAL INFORMATION

           Management of the Company does not know of any matters other than those referred to in the accompanying Notice of the 2000 Annual Meeting which may properly come before the Meeting or other matters incident to the conduct of the Meeting. As to any other matter or proposal that may properly come before the Meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

           This Proxy Statement and the accompanying form of Proxy have been approved by the Board of Directors and are being mailed and delivered to Stockholders by its authority.


                                            By Order of the Board of Directors,


                                            Lester E. Schreiber
                                            Secretary


New York, New York
May 19, 2000




                            -------------------------


           THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 1, 2000, WHICH INCLUDES FINANCIAL STATEMENTS, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR SOLICITATIONS OF PROXIES.

                            -------------------------